Personal & Confidential Neil Fleshner 610 University Ave Suite 3-130, Toronto, ON M5G 1Z5 April 28, 2023 Dear Neil: On behalf of POINT Biopharma (the “Company”), I am pleased to offer you regular fulltime employment as a member of our team. Enclosed with this letter is an Employment Agreement that sets out the details of the Company’s offer. Please carefully review the enclosed Agreement and let me know if you have any questions. If you are satisfied with the terms and conditions of employment set out in the enclosed Employment Agreement, please confirm your acceptance of the Company’s offer by signing and dating the Agreement on the last page and returning the signed copy to jmccann@pointbiopharma.com no later than May 5, 2023, after which, if not signed and returned, this offer shall be automatically withdrawn and it shall be void. Yours truly, POINT Biopharma Per: Joe McCann, CEO Enclosure: Employment Agreement Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

EMPLOYMENT AGREEMENT B E T W E E N: Neil Fleshner (“you”) – and – POINT Biopharma (the “Company”). IN CONSIDERATION of the mutual covenants set out in this Employment Agreement (the “Agreement”), you and the Company hereby agree to the following terms and conditions of your employment by the Company. 1. Position and Place of Employment (a) You will be employed on a full-time (up to 40 hours per week) basis as Chief Medical Officer, working remotely, with the anticipation of travel, and reporting to Joe McCann, CEO. (b) You will perform such duties and responsibilities and exercise such powers related to your position as are assigned to you from time to time by your manager. A copy of a current job description for your position is enclosed. This job description is intended as a summary and is not a comprehensive listing of all the duties and responsibilities of the position. These duties and responsibilities may be reasonably altered from time to time to accommodate the needs of the Company with the mutual agreement of the parties. (c) You shall use your best endeavours to promote the interests of the Company, including ensuring that your personal conduct and any activities in which you may participate when not at work do not in any way conflict with the interests or reputation of the Company. 2. Term of Employment Your employment will commence on August 15, 2023 (your “Start Date”) and will be for an indefinite period, subject to termination in accordance with this Agreement. The parties agree that your prior service with Point shall be included in the calculation of the length or period of your employment with the Company. 3. Hours of Work and Overtime Your specific days and hours of work are flexible but must be in the best interests of the Company and its Customers, and are subject to determination and change from time to time with the mutual Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 2 - agreement of the parties. Any changes to your work schedule shall be made in accordance with the requirements of the ESA. 4. Remuneration (a) Base Salary: You shall be paid during your employment a base salary at the rate of $700,000 CAD per annum (the “Base Salary”), payable in arrears in bi-weekly instalments by direct deposit, less applicable statutory deductions. The Base Salary will be reviewed on an annual basis, or as otherwise determined by the Company. Any merit increases are subject to the approval and discretion of the Board. (b) During the Term of Employment, you will be eligible for an annual target cash bonus of up to 40% of your then-current Base Salary (the “Annual Bonus”) if the Board (or the Company’s Compensation Committee), in its sole discretion, determines that the Company has met its short-term and long-term business performance objectives and that you have met your personal performance objectives (together, the “Objectives”), which Objectives will be established on an annual basis by the Board (or the Company’s Compensation Committee). Payment of the Annual Bonus (less all applicable statutory deductions and withholdings by the Company) will be made to you once approved by the Board (or Company’s Compensation Committee), and within thirty (30) days after the Board has approved the corporate yearend financial statements. Your 2023 Annual Bonus, if any, will be prorated based on your period of employment. (c) You will be eligible to participate in the Long-Term Incentive (option agreement) plan. In this position you will be eligible for up to 150% (prorated according to the period of such year you were employed). (b) You will be entitled to 20 days of vacation time each calendar year (or such greater number of weeks as may be required by the ESA from time to time during your employment), pro- rated during your first and last calendar years of employment. Vacation time may be taken at a mutually agreeable time, subject to final determination by the Company. Vacation time must be taken in the year for which it is earned and may not be carried forward. (c) You will be paid vacation pay during your vacation time in an amount equal to your regular wages, provided however that your vacation pay in each calendar year will be equal to not less than your minimum entitlement to vacation pay as calculated in accordance with the ESA. (d) Upon termination of your employment with the Company for any reason, including your resignation, the Company will reconcile your vacation pay earned against your vacation pay paid. If you have earned more vacation pay than you have been paid, the balance will be added to your final pay. If you have been paid more vacation pay than you have earned, the balance will be deducted from your final pay. (e) You will be entitled to public holidays, with public holiday pay, in accordance with the requirements of the ESA. Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 3 - 5. Group Benefits Plans You be eligible to participate in the Company’s group benefits plans, effective immediately from your start date, in accordance with the terms and conditions of the insurance plans as may be amended from time to time. 6. Business Expenses In accordance with the terms and conditions of the Company’s business expense policy (as may be amended from time to time), and upon your presentation of approved expense statements or receipts and any other supporting documentation as the Company may reasonably require, the Company shall reimburse you for reasonable business-related expenses actually and properly incurred by you in the course of performing your employment duties and responsibilities. 7. Statements Made by You During the Hiring Process You certify that the statements made on your application and/or resume, which form part of your employment application, are true and complete to the best of your knowledge. You understand and agree that if any such statement is at any time found to be false such false statement shall constitute cause for immediate termination of your employment without notice or any payments or benefits continuation in lieu of notice, except as may be required by the ESA. 8. Restrictions and Limitations Arising Out of Previous Employment (a) You represent and warrant that either: (i) you are not under any restrictions or limitations arising out of any previous employment, including any conflict of interest, confidentiality, non-competition or non-solicitation provisions, that would affect your ability to fully perform your duties to the Company, or (ii) that if any such restrictions or limitations exist, you have fully disclosed them in writing to the Company in advance of accepting this offer of employment. (b) To be fair to your former employer(s), you hereby agree to the following rules of conduct: (i) you are required to comply fully with any legal obligations you owe to your former employer(s); (ii) you must not bring with you from your former employer(s) any confidential or proprietary information or documents belonging to your former employer(s); and (iii) you are required to consult closely with the Company as to any steps you may take to approach clients you serviced with your former employer(s). 9. Conflicts of Interest To avoid a conflict of interest, during the period you are employed by the Company, you must not be employed or engaged directly or indirectly in any business or activity which could possibly conflict with your employment with the Company without the Company’s prior written consent. The parties agree that the roles outlined in Appendix 2 have been approved by the Company and do not constitute a conflict with your role as Chief Medical Officer or with the Company’s interests. Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 4 - 10. Other Employment To ensure the safe and effective performance of your duties for the Company, during the period you are employed by the Company, you must not be employed elsewhere, or otherwise be engaged in providing any services of any kind to anyone other than the Company, without the Company’s prior written consent, with the exception of the outside activities listed in Appendix 2. 11. Conditions of Ongoing Employment (a) This offer and your ongoing employment with the Company are conditional upon: (i) you being and remaining lawfully able to work in Canada; (ii) completion of periodic background/police, credit and/or reference checks and/or verification of your qualifications, including signing appropriate consents from time to time, each satisfactory to the Company and or its Customers; (iii) your obtaining and maintaining appropriate security clearance, as and when directed or required by the Company; (iv) your continued satisfactory performance of your duties and responsibilities; and (v) your compliance with the Company’s policies and procedures, as may be implemented and amended from time to time. (b) Failure to comply with any of the above conditions at any time during the period you are employed by the Company shall constitute cause for immediate termination of your employment without notice or any payments or benefits continuation in lieu of notice, except as may be required by the ESA. (c) If you misconduct yourself in your employment, the Company may impose reasonable disciplinary measures upon you, including paid or unpaid suspensions. You agree that imposition of reasonable discipline shall not constitute termination of your employment by the Company. 12. Company Devices, Software and Systems (a) You acknowledge that you have no reasonable expectation of privacy in any Company computer, technology system, email, handheld device, telephone, or documents. As such, the Company has the right to audit and search all such items and systems, without further notice to you, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies and your obligations as an employee of the Company, and for any other business-related purposes in the Company’s sole discretion. (b) You understand and agree that you are not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company and that you shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 5 - (c) You understand and agree that it is your responsibility to comply with the Company’s policies governing use of the Company’s documents and the Internet, email, telephone, and technology systems to which you will have access in connection with your employment. 13. Definitions For the purposes of this Agreement, the following terms shall have the following meanings: (a) “Business” shall mean all and any trades or other commercial activities of the Company: (i) with which you have been concerned or involved to any material extent at any time during your employment by the Company which the Company carries on with a view to profit; or (ii) which the Company has, as at the Termination Date, determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which you possess any Confidential Information as at the Termination Date. (b) “Competitor” shall mean any business or organization within the Province of Ontario that provides services or sells products in competition with the Business of the Company, either during your employment or as carried on by the Company as at the Termination Date, as the case may be. (c) “Confidential Information” shall mean confidential and proprietary information and trade secrets, including but not limited to customer lists, product development, patent processes, company financials, other processes, information relating to personnel, marketing, sales, pricing, costs, quotations, business, contracts, operating and financial strategies and related information, salary and remuneration information, and all other confidential or proprietary information and trade secrets belonging to and/or used by the Company in the course of its Business. Confidential Information shall also include information furnished by a third party to the Company in confidence, or in respect of which the Company owes an obligation of confidentiality. (d) “Customer” shall mean any person, entity, enterprise, association or business who, at any time during the twelve (12) months immediately prior to the Termination Date, either paid any compensation, consideration and/or remuneration to the Company for or in connection with the purchase and/or sale of services or products offered by the Company or entered into an agreement with the Company to do so, and with whom you had contact in connection with your employment with the Company. (e) “Personnel” shall mean any person or entity who was a director, officer, employee or agent of, or independent contractor to, the Company on the Termination Date, or within six (6) months prior to such date. (f) “Prior Inventions” shall mean any inventions, original works of authorship, developments, improvements, and trade secrets that you made prior to your employment with the Company that belong to you, and that relate to the Company’s actual or proposed business, services, products or research and development. (g) “Prospective Customer” shall mean any person, entity, enterprise, association or business with whom the Company was engaged in active discussions or negotiations to provide Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 6 - services or products during the twelve (12) months immediately prior to the Termination Date, and with whom you had contact in connection with your employment with the Company. (h) “Restricted Services” shall mean all and any services and/or products of a kind which are provided by the Company in the ordinary course of the Business. (i) “Supplier” shall mean any individual, business or organization that, as at the Termination Date, supplies goods or services to the Company. (j) “Termination Date” shall mean the day on which you cease to perform any services for the Company as a result of the termination of your employment for any reason whatsoever, and not the date at the end of any period of notice (or payments in lieu of notice) under statute, contract, common law, or this Agreement. (k) “Work Product” shall mean all original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, processes, software, documentation, code, technology, plans, designs, copyrights, trademarks, patents, inventions, techniques, know- how, trade secrets and/or other intellectual or tangible property, whether or not patentable or registrable under copyright, patent, trade-mark or similar laws, which you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, as well as any and all enhancements, modifications, customizations, improvements to or combinations of any of the foregoing, relating to the Business in which the Company is engaged or from time to time is considering. Subject to the Company’s review and approval of Appendix 1 to this Agreement, Work Product shall not include any Prior Inventions that may be listed in Appendix 1. 14. Confidential Information (a) The Company has invested substantial time, money and resources in developing and obtaining Confidential Information in a wide variety of areas. The Company will provide you with the Confidential Information that the Company believes necessary for you to perform well and to develop new skills. You will, as part of your normal work, also contribute to the development of the Company’s Confidential Information. (b) The disclosure or misuse of Confidential Information could be detrimental to the best interests of the Company. Therefore, both during the period you are employed by the Company and at any time thereafter, you shall not copy, use or disclose to others any Confidential Information that you may acquire or create while employed by the Company concerning any aspect of the Company’s Business, Customers or Personnel, as long as such Confidential Information remains confidential or proprietary or secret, except in the normal course of your employment or as may be specifically authorized by the Company in writing. 15. Intellectual Property Rights (a) Prior Inventions: Attached as Appendix 1 to this Agreement is a list of all Prior Inventions to be used in connection with the Company’s Business. If, in the course of your employment with the Company, you incorporate into a Company service, product or process any Prior Inventions, you hereby grant the Company a nonexclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, use Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 7 - and sell such Prior Inventions as part of or in connection with such service, product or process and for any other purpose (including those for commercial purposes) deemed appropriate by the Company. If you do not list any Prior Inventions in Appendix 1, you represent and warrant that there are no Prior Inventions to be used in connection with the Company’s Business. (b) Assignment of Work Product: You hereby acknowledge that all right, title and interest in and to all Work Product which is developed, conceived, created or produced by you in the course of your employment with the Company (either alone or jointly with others, and whether during regular hours of employment or otherwise) is the property of the Company. To confirm such ownership, you hereby irrevocably and without limitation and throughout the world assign any and all rights you may have in such Work Product to the Company, including all rights to sue for past, present or future infringements thereof. All copyright, patents and other industrial or intellectual property rights in and to all Work Product shall be the property of the Company, and you hereby waive any moral rights which you may have in and to the Work Product.d (c) Third Party Rights and Restrictions: You represent and warrant that all Work Product will be free and clear of any and all third party rights and restrictions and neither the Work Product itself nor the Company’s use thereof will violate the rights of any third party. (d) Commercialization of Work Product: You understand and agree that the decision whether or not to commercialize or market any Work Product developed by you, whether solely or jointly with others, is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to you as a result of the Company’s efforts to commercialize or market any such Work Product. You further agree that you shall not use, disclose, reproduce, transfer or otherwise exploit any Work Product for any purpose other than for the benefit of the Company in the fulfillment of your duties and responsibilities during your employment with the Company. (e) Maintenance of Records: You agree to keep and maintain adequate and current written records of all Work Product made by you, whether solely or jointly with others, during the term of your employment with the Company. Such records shall be available to and remain the sole property of the Company at all times. (f) Intellectual Property Registrations: You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto. You further agree to execute all applications, specifications, oaths, assignments and all other instruments which the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. (g) Appointment of the Company as Your Agent: You further agree that your obligation to execute or cause to be executed, when it is in your power to do so, any such instrument or papers shall continue after the Termination Date. If the Company is unable because of your mental or physical incapacity or for any other reason to secure your signature to apply for or to pursue any application for any Canadian or foreign patents, copyright or other Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 8 - intellectual property registrations covering Work Product or original works of authorship assigned to the Company as above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by you. 16. Non-Solicitation of Personnel and Suppliers Throughout your employment with the Company and for a period of six (6) months after the Termination Date, you shall not, on your own behalf or on behalf of any other person, entity, enterprise, association or business other than the Company, for any reason, directly or indirectly: (a) encourage, persuade, induce or assist (or attempt to do any of the foregoing) any Personnel or Supplier to terminate or alter his/her/its relationship with the Company; (b) contact or communicate with (or attempt to contact or communicate with) any Personnel or Supplier regarding the potential for such Personnel or Supplier to terminate or alter his/her/its relationship with the Company; or (c) recruit or solicit (or attempt to assist any person or entity in doing so) any Personnel or Supplier for the purpose of trying to persuade such Personnel or Supplier to alter his/her/its relationship with the Company. 17. Non-Solicitation of Customers and Prospective Customers Throughout your employment with the Company and for a period of six (6) months after the Termination Date, you shall not, directly or indirectly: (a) solicit or contact (or attempt to solicit or contact) any Customer or Prospective Customer of the Company for the purpose of trying to persuade such Customer or Prospective Customer to terminate, reduce, alter or divert business with or from the Company; (b) accept in any capacity whatsoever orders for any Restricted Services from any Customer or Prospective Customer; or (c) in any way interfere with the relationship between a Customer or Prospective Customer and the Company. 18. Injunctive Relief You acknowledge and agree that: (a) your obligations under the Confidential Information, Intellectual Property Rights, Non-Solicitation of Personnel and Suppliers, Non-Solicitation of Customers and Prospective Customers provisions of this Agreement are of a unique character that gives them particular value, (b) your breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and (c) in the event of such breach, the Company shall be entitled to injunctive relief for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate). Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 9 - 19. Termination of Employment Without Cause (a) The Company may terminate your employment at any time without cause, by paying you any accrued wages (including vacation pay) that may be owing to you, calculated in accordance with the ESA, and by providing you with the following: (i) written notice of termination of employment (or termination pay in lieu of notice, or a combination of notice and termination pay in lieu of notice); and (ii) benefits continuation for a period of one (1) year (if applicable, in which case you agree that the Company may deduct your employee share of premiums (if any) from the payment(s) to be made to you under this Section); and (iii) severance pay in the amount of one (1) year’s then-current Base Salary; and (iv) payment of any full or partial Annual Bonus amounts on a pro-rated basis; and (v) any other minimum statutory entitlements; You will not, under any circumstances, be provided with anything less than your full minimum entitlements under the ESA. (b) You agree that, upon being provided with such entitlements, the Company shall be released from any and all claims whatsoever that you may have against the Company and its directors, officers, employees, and agents for any further entitlements arising from or related in any way to your employment with the Company or the termination of your employment, whether under statute (other than any minimum entitlements specifically prescribed by the ESA), common law, or contract. 20. Termination of Employment for Just Cause Your employment may be terminated by the Company at any time for just cause without notice or payments in lieu of notice, except as may be required by the ESA. In the event of such termination for just cause, the Company will provide you with any minimum entitlements that may be specifically prescribed by the ESA. For clarity, you will not, under any circumstances, receive anything less than your full minimum entitlements under the ESA. 21. Resignation of Your Employment with the Company You may resign your employment with the Company upon giving the Company not less and not more than four (4) weeks’ written notice. You agree that the Company may waive the notice period, in whole or in part, by paying to you an amount equivalent to the wages you would otherwise have received during the notice period (or part thereof) and, subject to the terms and conditions of the insurance plans, by continuing during the notice period your group insurance benefits coverage (if applicable) under the plans in which you participated at the time you gave notice of resignation. You agree that such waiver by the Company shall not constitute a termination of your employment by the Company. Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 10 - 22. Bonus Upon Termination of Employment You hereby agree that if your Termination Date falls before the date on which a Bonus (if any) is to be paid, you shall have the right to receive full or partial payments of unpaid Bonus. 23. Return of Property At any time upon request by the Company, or immediately upon the termination of your employment for any reason whatsoever, you shall return to the Company all Confidential Information and all other physical or electronic files, notes and data and any laptop computer, company cell phone or device, access card, security pass, passwords, records, books, manuals, documents and other information and materials belonging to or in any way relating to the Company or to Customers or Prospective Customers or Personnel in your possession or under your control, without retaining any copies thereof. 24. No Derogatory or Misleading Statements Both during your employment with the Company and upon termination of your employment for any reason whatsoever, you agree that you will not, directly or indirectly, verbally or in writing, criticize, disparage, speak negatively of, or make any harmful statement about the Company, or its employees, products or services (including but not limited to on any social media or on Glassdoor or similar websites, blogs, etc.). Further, you agree that you will immediately cease to represent yourself as being in any way connected with, or interested in, the Company, and will immediately update any social media (including any blogs or social networking sites, including but not limited to LinkedIn) to reflect this. 25. Agreement That Terms and Conditions of Employment Are Fair and Reasonable (a) By accepting employment with the Company on the terms and conditions as described in this Agreement, you confirm that, in your opinion, the termination provisions contained in this Agreement are fair and reasonable and agree that, upon termination of your employment in accordance with such provisions, you will have no claim, statutory or otherwise, or cause of action against the Company or its Personnel, representatives, successors, assigns or insurers in respect of such termination. (b) In the event of any finding that your employment was constructively dismissed by the Company, or that the Company did not have just cause to terminate your employment, your entitlements shall be limited to those provided for in the Termination of Employment Without Cause provision, above. 26. Amendments to Terms and Conditions of Employment (a) No amendment to the terms and conditions of your employment as described in this Agreement will be valid unless set forth in writing and duly executed by you and the Company. (b) The terms and conditions of your employment as set out in this Agreement shall continue in full force and effect despite changes to your position, title, duties, responsibilities, compensation, vacation, benefits, etc. over the course of your employment with the Company. Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 11 - 27. Waivers of Any Breach of Terms and Conditions of Employment No waiver of any breach of any terms or conditions of your employment will be effective or binding unless made in writing and signed by the party purporting to waive the breach. 28. Provisions Which Operate Following Termination of Employment Notwithstanding any termination of your employment under this Agreement for any reason whatsoever, this Section and the Confidential Information, Intellectual Property Rights, Non- Solicitation of Personnel and Suppliers, Non-Solicitation of Customers and Prospective Customers, Non-Competition, Return of Property, Agreement That Terms and Conditions of Employment Are Fair and Reasonable, Entire Agreement and Severability provisions, and any other provisions of this Agreement necessary to give effect to those provisions, shall continue in full force and effect following such termination. 29. Entire Agreement The terms and conditions of employment described in this Agreement and in the Company’s policies and procedures, as may be amended from time to time, constitute the entire agreement between you and the Company with respect to your employment. You agree that there are no prior or other understandings or agreements between you and the Company with respect to your employment. 30. Severability (a) If in any legal proceeding it is determined that any section, paragraph, sentence or clause of this Agreement is invalid or unenforceable, it shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular proceeding. This Agreement shall, in every other respect, continue in full force and effect. (b) It is not the Company’s intention to attempt to contract out of its obligations or your minimum entitlements under the ESA or any other applicable statute. Therefore, notwithstanding anything stated or unstated in this Agreement or in the Company’s policies and procedures, you will not at any time during your employment, upon termination of your employment for any reason (whether with or without just cause), and/or under any other circumstances, receive anything less than your full minimum entitlements under the ESA or other applicable statute. Any provision of this Agreement or such policies and procedures that provides for anything less than such entitlements shall be deemed to be replaced by the applicable minimum ESA standard or other applicable statute. 31. Governing Law The terms and conditions of your employment shall be governed by and construed in accordance with laws of the Province of Ontario and the laws of Canada applicable therein. Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 12 - IN WITNESS WHEREOF, you and the Company have executed this Employment Agreement effective as of the Start Date. POINT Biopharma Per: Joe McCann, CEO I, Neil Fleshner, have had sufficient time to review the terms and conditions set out in the above Employment Agreement and to review the Agreement with a lawyer. If I did not do so, it is because I understand such terms and conditions and did not feel that I needed legal advice. I confirm that I fully understand and hereby voluntarily accept employment with the Company on the terms and conditions of employment offered as set out in the above Agreement. Signature Date 05 / 03 / 2023 Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

Print off this one-page document for Appendix 1 – Prior Inventions, complete it and sign and scan it back to jmccann@pointbiopharma.com. This will be the only document you need to print, complete it manually and scan it back separately. Appendix 1 Prior Inventions Title Date Identifying Number or Description  No Prior Inventions or improvements  Additional Sheets Attached Name: Date Signature Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 2 - Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 3 - Appendix 2 – Outside Activities a) Research group meetings (2 hrs/week) - PhD students etc b) Biospecimen lead meetings (2 hrs/week) c) Sunnybrook Division Head Urology (rare call duty) d) Verity Pharmaceuticals - CMO - 4 hrs per week Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 4 - Job Description Overview The Chief Medical Officer will report directly to the Chief Executive Officer. The primary role of the CMO will be to provide leadership and direction for POINT’s pipeline of clinical development programs in oncology, leading POINT’s Regulatory Affairs and Clinical Development departments. The CMO will be responsible for the strategy, direction and execution of the company’s regulatory and clinical development plans. The CMO will be a key member of the leadership team as a member of the company’s Executive team which determines and oversees research and drug development at POINT and sets the overall strategic direction of the company. This is a unique opportunity to be a major contributor to the success of a well-positioned, well-financed growth stage radiopharmaceutical company. Key Objectives To perform this job successfully, an individual must be able to perform the following: • Direct the development of clinical strategies and plans to develop POINT’s candidates such that they can integrate into the standard practice of oncology. • Partner closely with the discovery and R&D functions at POINT to select targets, review data and assist in the translation of drug candidates that have high potential to address areas of unmet need in oncology • Orchestrate and manage clinical aspects of regulatory strategies and interactions with Health Authorities • Oversee the analysis and interpretation of clinical trial data and the reporting of clinical trial results • Lead interactions with academic thought leaders, investigators, cooperative groups, and other clinical stakeholders • Provide clinical support and work with other members of the management team to develop and communicate the overall corporate strategy • Represent the Company and its programs to external audiences, including the investment, medical and regulatory communities, as well as pharmaceutical or radiopharma industry collaborators/partners • In addition to leading and supervising the Clinical Research Department the CMO will have direct line responsibility for the Clinical Development and Regulatory Affairs Departments Education and Experience: • MD with Board Certification in oncology or Pediatrics with Oncology training preferred • 15 years minimum experience in clinical practice treating patients and pharmaceutical and/or biotechnology industry experience as a sponsor working on investigational new drugs. • Multiple years of management experience leading a clinical group including clinical/medical affairs and clinical operations • A proven success record in Phase I-IV clinical research studies and trial design as well as the successful submission of IND’s and marketing approval-directed filings ( NDA’s, and MAA’s) Knowledge, Skills and Abilities: • Knowledge of relevant FDA regulations and guidelines as well as those of the EU and other health authorities; experience in interactions with FDA personnel is essential; experience in interactions with other health authorities a plus • Experience with, or strong knowledge of Oncology drug development Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

- 5 - • Experience in translational medicine, clinical pharmacology and early stage development is desirable • Excellent knowledge of the competitive environment for drugs in the Oncology marketplace and in research and development pipelines • Must have a thorough knowledge of clinical research concepts, practices, and GCP and ICH Guidelines. • The successful candidate will read, write and speak fluent English, possess excellent communication skills and will be capable of articulating the Company’s clinical and regulatory strategies and progress to a wide audience including the CEO, the Board of Directors, Company employees, and the investor community. • Must have excellent leadership and interpersonal skills; should have proven skills as an effective team player who can engender credibility and confidence within and outside the company; must have outstanding executive presence. • Must be science- and data-driven • For best fit, the candidate must have the ability and strong desire to “make things happen”. Doc ID: 0e8c1064d1944de40d3f008216294afc40d1f371

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Title	Employment Contract
File name	NF Point Contract 2023 v3_.pdf
Document ID	0e8c1064d1944de40d3f008216294afc40d1f371
Audit trail date format	MM / DD / YYYY
Status	● Signed

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SENT	**04 / 28 / 2023** 12:27:34 UTC	Sent for signature to Neil Fleshner (nfleshner@pointbiopharma.com) from jmccann@pointbiopharma.com IP: 24.141.168.105
VIEWED	**05 / 03 / 2023** 17:22:06 UTC	Viewed by Neil Fleshner (nfleshner@pointbiopharma.com) IP: 205.189.56.243
SIGNED	**05 / 03 / 2023** 17:22:20 UTC	Signed by Neil Fleshner (nfleshner@pointbiopharma.com) IP: 205.189.56.243
COMPLETED	**05 / 03 / 2023** 17:22:20 UTC	The document has been completed.

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